Exhibit 3.2

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

ARTICLE I

NAME

The name of the corporation is Penn Virginia Corporation (hereinafter, the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the Commonwealth of Virginia is 4701 Cox Road, Suite 285, Glen Allen, Henrico County, Virginia 23060. The name of its registered agent at such address is CT Corporation System. The registered office and registered agent of the Corporation may be amended or modified from time to time pursuant to the Bylaws of the Corporation (as may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Bylaws”) and by filing the appropriate documents with the Virginia State Corporation Commission.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Virginia Stock Corporation Act (as the same exists or may hereafter be amended from time to time, the “VSCA”).

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 145,000,000 shares, consisting of (i) 110,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), (ii) 30,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”), and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock (including any class thereof) may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, unless the vote of the holders of any of the Common Stock (or any class thereof) or the Preferred Stock voting separately as a class shall be required therefor pursuant to these Fourth Amended and Restated Articles of Incorporation (including any Preferred Stock Designation (as defined below)).

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise required by law or these Fourth Amended and Restated Articles of Incorporation (including Section 4.2(b) and any Preferred Stock Designation):

(i) Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder.

(ii) The holders of record of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which shareholders are generally entitled to vote (and, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(iii) The holders of shares of Common Stock shall not have cumulative voting rights.

(iv) The holders of shares of Class A Common Stock shall not be entitled to vote on any amendment to these Fourth Amended and Restated Articles of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other class of Common Stock (including the Class B Common Stock) if the holders of such affected series or class, as the case may be, are entitled, either separately or together with the holders of one or more other such series or class, to vote thereon pursuant to these Fourth Amended and Restated Articles of Incorporation (including any Preferred Stock Designation (as defined below)) or pursuant to the VSCA, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Class A Common Stock so as to affect them adversely.

(b) Class B Common Stock.

(i) Permitted Owners. Shares of the Class B Common Stock may be issued only to, and registered in the name of, JSTX Holdings, LLC and Rocky Creek Resources, LLC (collectively, the “Investors”), and their respective successors and permitted assigns in accordance with Section 4.2(b)(v) (the Investors together with all such subsequent successors and permitted assigns, collectively, the “Permitted Class B Owners”).

(ii) Voting.

(A) Except as otherwise required by law or these Fourth Amended and Restated Articles of Incorporation, for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of these Fourth Amended and Restated Articles of Incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the Commonwealth of Virginia, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(B) The holders of Class B Common Stock shall not have any voting rights except as set forth in these Fourth Amended and Restated Articles of Incorporation, in the Amended and Restated Investor and Registration Rights Agreement, dated on or around October 6, 2021, by and among the Corporation and the other parties thereto (as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time the “IRRA”), or as provided by applicable law.

(iii) Board Representation.

(A) Prior the effective date of these Fourth Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) increased the size of the Board of Directors by five directors (to nine total directors) and, promptly thereafter, the Board of Directors caused five of such newly created directorships to be filled with five individuals designated by the Permitted Class B Owners (in such capacity, each an “Investor Director” and together with any other person designated to replace any such person in accordance with the terms of this Section 4.2(b)(iii), and including both Investor Affiliated Directors and Investor Non-Affiliated Directors, the “Investor Directors”), all of whom may be Investor Affiliated Directors, by written consent or other written instrument delivered to the Corporation.

(B) In addition to the vote in Section 4.2(a)(i), for so long as the Permitted Class B Owners have the right to redeem or exchange Common Units for Class A Common Stock pursuant to the Limited Partnership Agreement (as defined below) in such percentages relative to the number of shares of Common Stock then outstanding as set forth below, the holders of a majority of the total number of outstanding shares of Class B Common Stock (the “Permitted Class B Owner Majority”) shall have the exclusive right, voting separately as a class and to the exclusion of the Class A Common Stock and any other class or series of capital stock of the Corporation, to designate to the Board of Directors the following number of Investor Directors:

(1) up to five Investor Directors, all of whom may be Investor Affiliated Directors, until such time as the number of shares of Common Stock then held by the Permitted Class B Owners (such sum, the “Total Class B Ownership”) continuously held is less than or equal to 50% of the number of shares of Common Stock then outstanding (such sum, the “Total Shares”) (the “First Step Down Event”):

(2) up to four Investor Directors, each of whom may be Investor Affiliated Directors, until such time as the Total Class B Ownership continuously held is less than 40% of the Total Shares (the “Second Step Down Event”):

(3) up to three Investor Directors, each of whom may be an Investor Affiliated Director, until such time as the Total Class B Ownership continuously held is less than 30% of the Total Shares (the “Third Step Down Event”):

(4) up to two Investor Directors, each of whom may be an Investor Affiliated Director, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares (the “Fourth Step Down Event”): and

(5) up to one Investor Director, who may be an Investor Affiliated Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares (the “Fifth Step Down Event.” and together with the First Step Down Event, the Second Step Down Event, the Third Step Down Event and the Fourth Step Down Event, each a “Step Down Event”).

(C) The Corporation shall take all actions within its power to cause all Investor Directors designated pursuant to this Section 4.2(b)(iii) to be included in the slate of nominees recommended by the Board of Directors for election as directors at each annual or special meeting called for the purpose of electing directors (and/or in connection with any election by written consent). Notwithstanding anything to the contrary herein, the Investor Directors designated pursuant to this Section 4.2(b)(iii) shall be elected by the Permitted Class B Owner Majority, voting separately as a class and to the exclusion of the Class A Common Stock and any other class or series of capital stock of the Corporation, and may be elected, at the option of the Permitted Class B Owner Majority, either (i) by written consent of the Permitted Class B Owner Majority or (ii) at annual or special meetings called for the purpose of electing directors.

(D) For so long as the Permitted Class B Owners have the right to designate directors pursuant to Section 4.2(b)(iii)(B), the size of the Board of Directors shall not be decreased in a manner that would limit such designation rights.

(E) Each Investor Director designated pursuant to this Section 4.2(b)(iii) shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal. Any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Permitted Class B Owner Majority, and may be filled with immediate effect by written consent of the Permitted Class B Owner Majority, subject to the fulfillment of the requirements set forth in Section 4.2(b)(iii)(G). Subject to Section 4.2(b)(iii)(H), each Investor Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Permitted Class B Owner Majority.

(F) At all times while an Investor Director is serving as a member of the Board of Directors, and following any such Investor Director’s death, disability, resignation or removal, such Investor Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board of Directors.

(G) Each Investor Director shall satisfy the requirements set forth in Sections 3.02(c) and 3.02(d) of the IRRA.

(H) Upon the occurrence of any Step Down Event, such Investor Directors then serving on the Board of Directors in excess of the entitled number pursuant to Section 4.2(b)(iii)(B) (as selected by the Permitted Class B Owner Majority) shall promptly (and in any event prior to the time the Board of Directors next takes any action, whether at a meeting or by written consent) resign from the Board of Directors and the number of directors comprising the Board of Directors shall automatically be reduced consistent with Section 3.01(d) of the IRRA, and the corresponding right to designate directors pursuant to the applicable subsection of Section 4.2(b)(iii)(B) shall automatically terminate, such that:

(1) upon the occurrence of the First Step Down Event (but prior to the Second Step Down Event), if there are five Investor Affiliated Directors then serving on the Board of Directors, one Investor Affiliated Director shall promptly resign, and such vacancy shall be filled by the Board of Directors based on the recommendation of the Nominating and Governance Committee, but in any event such replacement director shall be a Non-Affiliated Director, and the right to designate directors pursuant to Section 4.2(b)(iii)(B)(1) shall automatically terminate;

(2) upon the occurrence of the Second Step Down Event (but prior to the Third Step Down Event), (x) if there are four Investor Directors then serving on the Board of Directors, one Investor Director shall promptly resign and (y) any director elected to fill a vacancy pursuant to Section 4.2(b)(iii)(H)(1), shall promptly resign, and the size of the Board of Directors shall automatically be reduced by two directors (to seven total directors) and the right to designate directors pursuant to Section 4.2(b)(iii)(B)(2) shall automatically terminate;

(3) upon the occurrence of the Third Step Down Event (but prior to the Fourth Step Down Event), if there are three Investor Directors then serving on the Board of Directors, one Investor Director shall promptly resign, the size of the Board of Directors shall automatically be reduced by one director (to six total directors) and the right to designate directors pursuant to Section 4.2(b)(iii)(B)(3) shall automatically terminate;

(4) upon the occurrence of the Fourth Step Down Event (but prior to the Fifth Step Down Event), if there are two Investor Directors then serving on the Board of Directors, one Investor Director shall promptly resign, the size of the Board of Directors shall automatically be reduced by one director (to five total directors) and the right to designate directors pursuant to Section 4.2(b)(iii)(B)(4) shall automatically terminate; and

(5) upon the occurrence of the Fifth Step Down Event, if there is an Investor Director then serving on the Board of Directors, that remaining Investor Director shall promptly resign from the Board of Directors, unless the Non-Affiliated Directors, by a majority vote, determine otherwise, and the right to designate directors pursuant to Section 4.2(b)(iii)(B) shall automatically terminate.

(I) If, following the redemption or exchange of Common Units for Class A Common Stock pursuant to the Limited Partnership Agreement or such time as no shares of Class B Common Stock remain outstanding, the Permitted Class B Owners would continue to satisfy the ownership percentages set forth in Section 4.2(b)(iii)(B) as a result of their continuous ownership of Common Stock relative to the Total Shares, the Permitted Class B Owners may request the Corporation to enter into such agreements reflecting the rights set forth in this Section 4.2(b)(iii), which the Corporation and the Permitted Class B Owners shall enter into as promptly as practicable after such request (but in any event, no later than 30 days after such request).

(iv) Dividends; Non-Economic Interest. Notwithstanding anything to the contrary in these Fourth Amended and Restated Articles of Incorporation, (i) dividends and distributions shall not be declared or paid on the Class B Common Stock and (ii) the Class B Common Stock shall otherwise be non-economic interests in the Corporation in all respects.

(v) Transfer of Class B Common Stock.

(A) Subject to Section 4.2(b)(vi)(C), a holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(B) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent, (i) such transfer would be permitted by the Limited Partnership Agreement (as defined below) and (ii) such holder also simultaneously transfers one Common Unit for each share of Class B Common Stock transferred to such transferee in compliance with the Second Amended and Restated Agreement of Limited Partnership of PV Energy Holdings, L.P, a Delaware limited partnership (the “Partnership”), dated on or around October 6, 2021 (as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Limited Partnership Agreement”). The transfer restrictions described in this Section 4.2(b)(v)(B) are referred to as the “Restrictions.”

(C) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(D) The Board of Directors may, with the approval of a majority of the Non-Affiliated Directors if such approval is sought before the First Step Down Event, and to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.2(b)(v) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.2(b)(v). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(vi) Conversion; Redemption; Cancellation of Class B Common Stock.

(A) The Class B Common Stock is not convertible into any other security of the Corporation.

(B) To the extent that any Permitted Class B Owner exercises its right pursuant to the Limited Partnership Agreement to have its common units representing limited partner interests in the Partnership (“Common Units”) redeemed by the Partnership in accordance with the Limited Partnership Agreement, then simultaneously with the payment of the consideration due under the Limited Partnership Agreement to such Permitted Class B Owner, the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the Common Units for Class A Common Stock pursuant to the Limited Partnership Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption or exchange pursuant to the Limited Partnership Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the Limited Partnership Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Class A Common Stock in the amount permitted by and as provided in the Limited Partnership Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption or exchange will, upon issuance in accordance with the Limited Partnership Agreement, be validly issued, fully paid and nonassessable.

(C) In the event of an Adjustment Surrender (as defined in the Limited Partnership Agreement), the Corporation shall cancel in exchange for the aggregate par value thereof a number of shares of Class B Common Stock registered in the name of the applicable Permitted Class B Owner equal to the number of Common Units surrendered to the Partnership by such Permitted Class B Owner pursuant to Section 3.03(c)(i) of the Limited Partnership Agreement.

(D) In the event that no Permitted Class B Owner owns any Common Units that are redeemable or exchangeable pursuant to the Limited Partnership Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(vii) Restrictive Legend. Unless otherwise determined by the Board of Directors, shares of the Class B Common Stock shall be issued in book- entry form and shall not be certificated. All book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PENN VIRGINIA CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND

SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR), (2) THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PV ENERGY HOLDINGS, L.P, DATED ON OR AROUND OCTOBER 6, 2021, AND (3) THE AMENDED AND RESTATED INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED ON OR AROUND OCTOBER 6, 2021, BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO.

(viii) Cancellation. At any time when there are no longer any shares of Class B Common Stock outstanding, this Section 4.2(b) automatically will be deemed null and void.

(ix) Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Class A Common Stock of the Corporation and any other stock of the Corporation ranking junior to the Class B Common Stock as to such distribution, payment in full in an amount equal to $0.0001 per share of Class B Common Stock. To the extent a holder owns a number of shares of Class B Common Stock that is not an integer multiple of 100 shares, the number of shares of Class B Common Stock, such holder’s number of shares of Class B Common Stock will be rounded up to the next integer multiple of 100 shares, solely for purposes of this Section 4.2(b)(ix).

(x) Other Rights. The shares of Class B Common Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in these Fourth Amended and Restated Articles of Incorporation, in the IRRA or as provided by applicable law.

(xi) Definitions. As used in this Section 4.2(b), the terms set forth below shall have the following meanings:

(A) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or a authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Section 4.2(b), no member of the Investor Group shall be an Affiliate of the Corporation or any of its subsidiaries, and neither the Corporation nor any of its subsidiaries shall be an Affiliate of any member of the Investor Group.

(B) “Investor Affiliated Director” means a director designated by the Permitted Class B Owners who is an Affiliate, or is employed by or otherwise serves as an officer or director (or equivalent position), of any member of the Investor Group.

(C) “Investor Group” means Juniper Capital Advisors, L.P., a Delaware limited partnership, Juniper Capital Investment Management, L.P., a Delaware limited partnership, the Permitted Class B Owners and each of their respective controlled Affiliates.

(D) “Investor Non-Affiliated Director” means a director designated by the Permitted Class B Owners who is not an Affiliate of, or employed by, any member of the Investor Group.

(E) “Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the Nasdaq Global Select Market or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not (i) an Investor Director or (ii) otherwise an Affiliate of the Investor Group, or employed by or otherwise serves as an officer or director of a member of the Investor Group.

(F) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends or distributions in cash, stock or property of the Corporation, such dividends or distributions may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. Notwithstanding anything to the contrary in these Fourth Amended and Restated Articles of Incorporation, (i) dividends and distributions shall not be declared or paid on the Class B Common Stock and (ii) the Class B Common Stock shall otherwise be non-economic interests in the Corporation in all respects.

(d) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Common Units are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and Section 4.2(b)(ix), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class B Common Stock) shall be entitled to share equally, on a per share basis, in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of Preferred Stock. Except as specifically set forth in Section 4.2(b)(ix), the holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Virginia and without shareholder action, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof by adoption of an amendment to the articles of incorporation without shareholder action (any such amendment of the articles of incorporation adopted by the Board of Directors designating the designations, powers, preferences and rights, and qualifications, limitations, or restrictions, of shares of Preferred Stock, a “Preferred Stock Designation”). The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences (if any) of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible or exercisable into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation or entity, and, if so, the specification of such other class or series or such other security, the conversion, exercise or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible, exercisable or exchangeable and all other terms and conditions upon which such conversion, exercise or exchange may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series; and

(j) subject to Section 4.6, the voting rights and powers of the holders of shares of the series.

Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by these Fourth Amended and Restated Articles of Incorporation (including any Preferred Stock Designation). Except as may be provided in these Fourth Amended and Restated Articles of Incorporation or in any Preferred Stock Designation, holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote.

Section 4.4 No Preemptive Rights. Subject to preemptive rights, if any, in respect of issuances of capital stock by the Corporation or its subsidiaries of (a) the holders of shares of any class or series of capital stock of the Corporation set forth in that certain Shareholders Agreement, dated as of the Effective Date (as defined in the Plan Confirmation Order), by and among the Corporation and each of the shareholders identified therein, as may be amended from time to time (the “Shareholders Agreement”), or (b) the holders of shares of any class or series of Preferred Stock then outstanding set forth in the Preferred Stock Designation applicable thereto, no holders of shares of capital stock of the Corporation shall have any preemptive rights.

Section 4.5 Record Holders. The Corporation shall be entitled to treat the person or entity in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person or entity, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Section 4.6 Nonvoting Stock. To the extent prohibited by Section 1123 of Chapter 11 of the Bankruptcy Code, as amended, the Corporation shall not issue any class or series of nonvoting stock; provided, however, that the foregoing (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation and (c) may be amended or eliminated in accordance with applicable law as from time to time in effect. For the purposes of this Section 4.6, any class or series of stock that has only such voting rights as are mandated by the VSCA shall be deemed to be nonvoting for purposes of the restrictions of this Section 4.6.

Section 4.7 [Reserved].

Section 4.8 [Reserved].

Section 4.9 Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock of the Corporation entitled to vote thereon.

Section 4.10 [Reserved].

Section 4.11 Certain Voting Matters. Except as otherwise required by these Fourth Amended and Restated Articles of Incorporation, or the VSCA, the vote required to constitute any voting group’s approval of a plan of merger or share exchange shall be a majority of all the votes cast thereon by such voting group.

ARTICLE V

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall exercise all of the powers and duties conferred by law except as provided by these Fourth Amended and Restated Articles of Incorporation, the Shareholders Agreement, or the Bylaws.

Section 6.2 Number and Term. The Board of Directors shall consist of one (1) or more members. Each director shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, removal or incapacity. The number of directors may be changed from time to time by resolution of a majority of the Board of Directors. Directors need not be shareholders.

Section 6.3 Elections. Unless and except to the extent that the Bylaws of the Corporation shall so require, elections of directors need not be by written ballot.

Section 6.4 Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is hereby expressly authorized to make, repeal, alter, amend and rescind the Bylaws by a majority vote at any regular or special meeting of the Board of Directors at which a quorum is present or by written consent, in accordance with the terms of the Bylaws. The shareholders shall also have the power to make, repeal, alter, amend and rescind the Bylaws, including the Bylaws made by the Board of Directors, in accordance with the terms of the Bylaws.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Definitions. For purposes of this Article VII the following definitions shall apply:

(a) “expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(b) “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation;

(c) “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, articles of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable;

(d) “liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

(e) “legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

(f) “predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

(g) “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

Section 7.2 Indemnification of Directors and Officers. To the fullest extent permitted by the VSCA, as it exists on the date hereof or may hereafter be amended, the Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation, or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation (an “Indemnitee”), against all liabilities and reasonable expenses incurred in the proceeding. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 7.2 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 7.3; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director’s or officer’s ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.2. The rights of each person entitled to indemnification under this Article VII shall inure to the benefit of such person’s heirs, executors and administrators. Special legal counsel selected to make determinations under this Article VII may be counsel for the Corporation.

Section 7.3 Procedures for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article VII shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the VSCA for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the VSCA nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise, shall be on the Corporation.

Section 7.4 Requested Services. Without limiting the meaning of the phrase “serving at the request of the Corporation” as used herein, any person serving as a director, officer or equivalent executive of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (b) any employee benefit plan maintained or sponsored by the Corporation or any corporation referred to in clause (a), shall be deemed to be doing so at the request of the Corporation for purposes of Section 7.2.

Section 7.5 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.2, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 7.5 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Section 7.2 shall be limited by the provisions of this Section 7.5.

Section 7.6 Contract Rights. The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the relevant provisions of the VSCA or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee, fiduciary or agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article VII or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.

Section 7.7 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the VSCA or this Article VII.

Section 7.8 Merger or Consolidation. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 7.9 Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this Article VII shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of these Fourth Amended and Restated Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the VSCA or by any other applicable law.

Section 7.10 Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this Article VII shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article VII at the time of such amendment, repeal, modification or adoption.

Section 7.11 Jointly Indemnifiable Claims. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article VII. In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.11 and entitled to enforce this Section 7.11.

ARTICLE VIII

LIMITED LIABILITY OF DIRECTORS

To the fullest extent permitted by the VSCA, as it exists on the date hereof or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the date hereof. Any repeal or amendment or modification of this Article VIII, or the adoption of any provision of these Fourth Amended and Restated Articles of Incorporation inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE IX

ELECTION

The Corporation expressly elects not to be governed by Article 14 (Affiliated Transactions) of the VSCA.

ARTICLE X

CORPORATE OPPORTUNITIES

Section 10.1 General. To the greatest extent permitted by law and except as otherwise set forth in these Fourth Amended and Restated Articles of Incorporation and except as expressly agreed to by a Dual Role Person (as defined below) in a separate instrument signed by a Dual Role Person with the Corporation or any predecessor thereto:

(a) To the extent provided in this Article X, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliates in, or in being offered an opportunity to participate in, any Corporate Opportunity about which a Dual Role Person acquires knowledge. Subject to Section 10.1(c), no Dual Role Person or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Dual Role Person or any of their respective Representatives be liable for breach of fiduciary duty to, the Corporation or any of its shareholders in connection with a Corporate Opportunity. No Dual Role Person or any of their respective Representatives shall violate a duty or obligation to the Corporation merely because such person’s conduct furthers such person’s own interest, except as specifically set forth in Section 10.1(c). Any Dual Role Person or any of their respective Representatives may lend money to, and transact other business with, the Corporation and its Representatives. The rights and obligations of any such person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Representatives are the same as those of a person who is not involved with the Corporation or any of its Representatives, subject to other applicable law. No transaction between any Dual Role Person or any of their respective Representatives, on the one hand, with the Corporation or any of its Representatives, on the other hand, shall be voidable solely because any Dual Role Person or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any Dual Role Person or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or shareholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) No Dual Role Person nor any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its Representatives or (ii) doing business with any of the Corporation’s or its Representatives’ clients or customers. In the event that any Dual Role Person or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Dual Role Person or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, such Dual Role Person or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 10.1(c). No Dual Role Person or any of their respective Representatives shall be liable to the Corporation, any of its shareholders or any of its Representatives for breach of any fiduciary duty by reason of the fact that any Dual Role Person or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 10.1(c).

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of the Corporation and a Representative of a Dual Role Person, expressly and solely in such person’s capacity as a Representative of the Corporation, and such person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Corporation, then such person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its shareholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its shareholders and not have derived an improper personal benefit therefrom; provided that a Dual Role Person may pursue such Corporate Opportunity if the Corporation shall decide not to pursue such Corporate Opportunity.

(d) For purposes of this Article X:

(i) “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii) “Corporate Opportunity” means any business opportunity that the Corporation is financially able to undertake that is, from its nature, in the Corporation’s lines of business, is of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing such opportunity, the self-interest of any Dual Role Person or their respective Representatives will be brought into conflict with the Corporation’s self-interest.

(iii) “Dual Role Person” means any individual who is a director of the Corporation and is otherwise an employee, officer or a director of a shareholder.

(iv) “Representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

(e) Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article X.

Section 10.2 Amendment. Neither the alteration, amendment, termination, expiration or repeal of this Article X nor the adoption of any provision inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action that, but for this Article X, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 10.3 Notice of Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the VSCA, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the United States District Court for the Eastern District of Virginia, (or, if United States District Court for the Eastern District of Virginia lacks subject matter jurisdiction, another state or federal court located within the Commonwealth of Virginia). Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

AMENDMENTS

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Fourth Amended and Restated Articles of Incorporation, and any other provisions authorized by the laws of the Commonwealth of Virginia at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon shareholders by and pursuant to these Fourth Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII. Notwithstanding any other provision of these Fourth Amended and Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote required by law and any affirmative vote of the holders of any series of Preferred Stock required by law, by these Fourth Amended and Restated Articles of Incorporation, or by any Preferred Stock Designation providing for any such Preferred Stock, the affirmative vote of the holders of at least sixty-seven percent (67%) of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Article X. Nothing in this Article XII shall limit the authority of the Board of Directors conferred by Section 6.1 hereof.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of these Fourth Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Fourth Amended and Restated Articles of Incorporation (including, without limitation, each portion of any paragraph of these Fourth Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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